Exhibit 99.1

FOR IMMEDIATE RELEASE:

WESTERN DIGITAL ANNOUNCES SUCCESSFUL REPRICING OF $2.985 BILLION OF

USD TERM B LOANS

SAN JOSE, Calif. — March 14, 2017 — Western Digital Corporation (NASDAQ: WDC) (“Western Digital” or the “Company”) today announced that it has successfully priced $2.985 billion of new U.S. dollar-denominated term B-2 loans at an interest rate of LIBOR + 2.75%, which priced 100 basis points lower than its previous term B-1 loans issued in August 2016. The interest rate margin on the new loans is subject to an additional 25 basis point step-down following any quarter during which the Company’s total leverage ratio is less than 1.75:1.00. This new financing marks the Company’s second successful repricing of U.S. dollar-denominated term B loans since issuing its original term B loans in connection with its acquisition of SanDisk Corporation in May 2016. In connection with this transaction, Western Digital settled the previous U.S. dollar-denominated term B-1 loans with the proceeds of this new loan. The new financing is expected to generate annual cash interest savings of approximately $30 million beginning on March 14, 2017, resulting from the 100 basis point reduction in interest spread. The new term loans have the same remaining tenor as the previous U.S. dollar-denominated term B loans and mature on April 29, 2023.

About Western Digital

Western Digital is an industry-leading provider of storage technologies and solutions that enable people to create, leverage, experience and preserve data. The Company addresses ever-changing market needs by providing a full portfolio of compelling, high-quality storage solutions with customer-focused innovation, high efficiency, flexibility and speed. Our products are marketed under the HGST, SanDisk and WD brands to OEMs, distributors, resellers, cloud infrastructure providers and consumers. Financial and investor information is available on the Company’s Investor Relations website at investor.wdc.com.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning expected annual interest expense savings.

Western Digital Announces Successful Repricing of $2.985 Billion of USD Term B Loans

There are a number of risks and uncertainties that may cause these forward-looking statements to be inaccurate including, among others: volatility in global economic conditions; business conditions and growth in the storage ecosystem; impact of competitive products and pricing; market acceptance and cost of commodity materials and specialized product components; actions by competitors; unexpected advances in competing technologies; our development and introduction of products based on new technologies and expansion into new data storage markets; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties listed in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Form 10-Q filed with the SEC on Feb. 7, 2017, to which your attention is directed. You should not place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances.

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Western Digital, WD and SanDisk are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the U.S. and/or other countries. Other trademarks, registered trademarks, and/or service marks, indicated or otherwise, are the property of their respective owners. © 2017 Western Digital Corporation or its affiliates. All rights reserved.

Company contacts:

Western Digital Corp.

Media Contact:

Jim Pascoe

408.717.6999

jim.pascoe@wdc.com

Investor Contact:

Bob Blair

949.672.7834

robert.blair@wdc.com